Filed Pursuant to Rule 424(b)(5)
Registration No. 333-254975

Registration No. 333-251500

Registration No. 333-237610

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 5, 2021, January 4, 2021 and April 17, 2020)

$240,000,000

Common Stock

This prospectus supplement amends and supplements the information in the prospectus, dated April 8, 2020, filed as a part of our registration statement on Form S-3 (File No. 333-237610), as previously supplemented by our prospectus supplements dated April 8, 2020, September 4, 2020, or the 2020 Prospectus, the information in the prospectus, dated January 4, 2021, filed as part of our registration statement on Form S-3 (File No. 333-251500), as previously supplemented by our prospectus supplement dated April 16, 2021, together with the 2020 Prospectus, the 2020/2021 Prospectuses, and the prospectus, dated May 5, 2021, filed as a part of our registration statement on Form S-3 (File No. 333-254975), or the May 2021 Prospectus, and together with the 2020/2021 Prospectuses, the Prior Prospectuses. This prospectus supplement should be read in conjunction with the Prior Prospectuses, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectuses. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectuses, and any future amendments or supplements thereto.

Under the 2020/2021 Prospectuses, we collectively registered up to $170,000,000 of our Common Stock, $0.001 par value per share, for offer and sale pursuant to a Sales Agreement, dated April 8, 2020, or the Sales Agreement, between us and A.G.P./Alliance Global Partners. From April 8, 2020 through the date of this prospectus supplement, we sold an aggregate of 212,924,623 shares of our Common Stock for an aggregate purchase price of $142,731,502 under the 2020/2021 Prospectuses. As of the date of this prospectus supplement, we are increasing the aggregate amount of Common Stock that we are offering pursuant to the Sales Agreement, such that we are offering up to an aggregate of $240,000,000 of our Common Stock for sale under the Sales Agreement, including the shares of Common Stock previously sold, or $97,268,498 from and after the date hereof.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

A.G.P.

The date of this prospectus supplement is December 29, 2021.